                                                            OMB APPROVAL
                                                   -----------------------------
                                                   OMB Number          3235-0287
                                                   Expires:    December 31, 2001
                                                   Estimated average burden
                                                   hours per response .......0.5
                                                   -----------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] CHECK THIS BOX IF NO LONGER SUBJECT TO SECTION 16. FORM 4 OR FORM 5 OBLIGATIONS MAY CONTINUE. SEE INSTRUCTIONS 1(b).

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

Barakett                            Timothy                R.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

               c/o Atticus Capital, L.L.C
               590 Madison Avenue
--------------------------------------------------------------------------------
                                    (Street)

               New York                 NY             10022
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name AND Ticker or Trading Symbol

     Champps Entertainment, Inc. (NASDAQ: CMPP)

________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


November 2000
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer

     [X]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

          -----------------------------------------------------------
________________________________________________________________________________
7.   Individual or Joint/Group Filing Reporting (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
________________________________________________________________________________


================================================================================
           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                                                6.
                                                                4.                              5.             Owner-
                                                                Securities Acquired (A) or      Amount of      ship
                                                   3.           Disposed of (D)                 Securities     Form:      7.
                                                   Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct     Nature of
                                  2.               Code         ------------------------------  Owned at End   (D) or     Indirect
1.                                Transaction      (Instr. 8)                   (A)             of Month       Indirect   Beneficial
Title of Security                 Date             -----------      Amount      or     Price    (Instr. 3      (I)        Ownership
(Instr. 3)                        (Month/Day/Year)  Code    V                   (D)             and 4)         (Instr. 4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per
share ("Common Stock")               10/23/00         P                  500      A     $5.98                      I      See Note 1
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         10/24/00         P               10,000      A     $6.25                      I      See Note 1
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         10/31/00         P               50,000      A     $6.91                      I      See Note 1
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         11/01/00         P                4,600      A     $6.94                      I      See Note 1
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         11/20/00         P               33,700      A     $7.48                      I      See Note 1
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         11/21/00         P               25,700      A     $7.70                      I      See Note 1
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         11/21/00         P               10,000      A     $7.70                      I      See Note 1
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         11/27/00         P              100,000      A     $9.03                      I      See Note 1
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                                 10.
                                                                                                       9.        Owner-
                                                                                                       Number    ship
                                                                                                       of        Form
            2.                                                                                         Deriv-    of
            Conver-                         5.                              7.                         ative     Deriv-   11.
            sion                            Number of                       Title and Amount           Secur-    ative    Nature
            or                              Derivative    6.                of Underlying     8.       ities     Secur-   of
            Exer-             4.            Securities    Date              Securities        Price    Bene-     ity:     In-
            cise     3.       Trans-        Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
            Price    Trans-   action        or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.          of       action   Code          of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of    Deriv-   Date     (Instr.       (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative  ative    (Month/  8)            4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security    Secur-   Day/     ------------  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)  ity      Year)     Code     V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

Non-
Qualified
Stock                                                                       Common
Options      $5.75   8/25/00     A      V   5,000         8/25/01  8/25/10  Stock     5,000     N/A     10,000      D
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====================================================================================================================================

EXPLANATION OF RESPONSES:


         NOTE 1: Mr. Barakett is the Managing Member of Atticus
         Holdings, L.L.C., a Delaware limited liability company ("Atticus Holdings"), which serves as a general partner to certain investment funds over which Mr. Barakett has investment discretion. Mr. Barakett is also the Chairman and Chief Executive Officer of Atticus Capital, L.L.C., a Delaware limited liability company, and Atticus Management, Ltd., an international business company organized under the laws of the British Virgin Islands (collectively, the "Atticus Entities"). The Atticus Entities act as advisers for various investment funds (the "Funds") and managed accounts (the "Accounts"). Based on his relationship with the Atticus Entities and Atticus Holdings, Mr. Barakett is deemed to be a beneficial owner of the Common Stock owned by the Funds and Accounts.

/s/ Timothy R. Barakett                                      December 11, 2000
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

CONTINUED
                                                            OMB APPROVAL
                                                   -----------------------------
                                                   OMB Number          3235-0287
                                                   Expires:    December 31, 2001
                                                   Estimated average burden
                                                   hours per response .......0.5
                                                   -----------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] CHECK THIS BOX IF NO LONGER SUBJECT TO SECTION 16. FORM 4 OR FORM 5 OBLIGATIONS MAY CONTINUE. SEE INSTRUCTIONS 1(b).

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

Barakett                            Timothy                R.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

               c/o Atticus Capital, L.L.C
               590 Madison Avenue
--------------------------------------------------------------------------------
                                    (Street)

               New York                 NY             10022
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name AND Ticker or Trading Symbol

     Champps Entertainment, Inc. (NASDAQ: CMPP)

________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


November 2000
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer

     [_]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

          ----------------------------------------------------------
________________________________________________________________________________
7.   Individual or Joint/Group Filing Reporting (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
________________________________________________________________________________


================================================================================
           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                                                6.
                                                                4.                              5.             Owner-
                                                                Securities Acquired (A) or      Amount of      ship
                                                   3.           Disposed of (D)                 Securities     Form:      7.
                                                   Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct     Nature of
                                      2.           Code         ------------------------------  Owned at End   (D) or     Indirect
1.                                    Transaction  (Instr. 8)                   (A)             of Month       Indirect   Beneficial
Title of Security                     Date           -----------      Amount      or     Price    (Instr. 3     (I)        Ownership
(Instr. 3)                         (Month/Day/Year) Code    V                   (D)             and 4)        (Instr. 4)  (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                            11/27/00      P              100,000      A     $8.03                      I      See Note 1
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                            11/27/00      P               78,300      A     $8.83                      I      See Note 1
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                            11/27/00      P              350,000      A     $8.66                      I      See Note 1
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                            11/27/00      P               25,000      A     $8.03                      I      See Note 1
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                            11/27/00      S              (50,000)     D     $9.00                      I      See Note 1
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                            11/27/00      S             (110,000)     D     $8.62                      I      See Note 1
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                            11/27/00      S              (40,000)     D     $8.00                      I      See Note 1
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                            11/27/00      S             (240,000)     D     $8.62                      I      See Note 1
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

CONTINUED
                                                            OMB APPROVAL
                                                   -----------------------------
                                                   OMB Number          3235-0287
                                                   Expires:    December 31, 2001
                                                   Estimated average burden
                                                   hours per response .......0.5
                                                   -----------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] CHECK THIS BOX IF NO LONGER SUBJECT TO SECTION 16. FORM 4 OR FORM 5 OBLIGATIONS MAY CONTINUE. SEE INSTRUCTIONS 1(b).

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

Barakett                            Timothy                R.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

               c/o Atticus Capital, L.L.C
               590 Madison Avenue
--------------------------------------------------------------------------------
                                    (Street)

               New York                 NY             10022
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Champps Entertainment, Inc. (NASDAQ: CMPP)

________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


November 2000
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

--------------------------------------------------------------------------------
________________________________________________________________________________
7.   Individual or Joint/Group Filing Reporting (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
________________________________________________________________________________


================================================================================
           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                                                6.
                                                                4.                              5.             Owner-
                                                                Securities Acquired (A) or      Amount of      ship
                                                   3.           Disposed of (D)                 Securities     Form:      7.
                                                   Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct     Nature of
                             2.                    Code         ------------------------------  Owned at End   (D) or     Indirect
1.                           Transaction           (Instr. 8)                   (A)             of Month       Indirect   Beneficial
Title of Security            Date                  -----------      Amount      or     Price    (Instr. 3      (I)        Ownership
(Instr. 3)                   (Month/day/year)      Code     V                   (D)             and 4)         (Instr. 4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                   11/27/00               S              (85,000)     D     $8.00                      I      See Note 1
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                   11/27/00               S              (50,000)     D     $9.00                      I      See Note 1
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                   11/29/00               P                2,000      A     $7.94                      I      See Note 1
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                   11/30/00               P               21,600      A     $7.95    2,885,606         I      See Note 1
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====================================================================================================================================